Exhibit 10.17

FORM OF NETWORK SUPPORT AGREEMENT

This Network Support Agreement (the “Agreement”), effective as of                     , 2007 (“Effective Date”), is made and entered into by and between Teradata Operations, Inc. (“Client” or “you”), a Delaware corporation with its principal offices at 1700 South Patterson Boulevard, Dayton, Ohio, 45479 , and NCR Corporation (“NCR”), a Maryland corporation with its principal offices at 1700 South Patterson Boulevard, Dayton, Ohio, 45479 United States of America (“U.S.A.”).

WHEREAS, the parties wish to define the respective rights and responsibilities of (i) Client and NCR for the provision by NCR and the receipt by Client of certain services and/or deliverables, both during the term of this Agreement.

NOW, THEREFORE, Client and NCR agree as follows:

1.0	SCOPE

1.1	NCR will provide those services and deliverables specified in a Statement of Work (“SOW”) executed by the parties pursuant to this Agreement. Each SOW will specify (i) the nature of the services to be performed and/or deliverables to be provided; (ii) the delivery schedule; (iii) the name of the individuals who will coordinate such services and deliverables on behalf of NCR and Client; (iv) the price of the services and/or deliverables (including any travel, labor, and material costs as applicable); (v) the invoicing and payment schedule; (vi) the geographic locations of the Services; (viii) if the Services include remedial maintenance, the scope of service, hours of coverage, response times, and other appropriate details, and (viii) any additional information necessary to clarify the SOW.

1.2	For each SOW an operations plan will be developed, as applicable, which will govern the implementation and management of the services and deliverables provided under the applicable SOW.

1.3	In the event of conflict between the terms and conditions of a SOW and the terms and conditions of this Agreement, the SOW will prevail.

2.0	DEFINITIONS

2.1	“Services” means all the services defined by SOWs executed by the parties, and unless the context requires otherwise, also includes deliverables provided by NCR under SOWs.

2.2	“Contracts.” This Agreement and each set of transaction-specific documentation (SOW) constitutes a Contract between Client and NCR that is a binding agreement separate from other Contracts.

2.3	“Activated Service Location” means specific locations where NCR has agreed to provide the Services.

3.0	ORDERS FOR SERVICES

This Agreement, standing alone, does not constitute an obligation to buy or provide products or services except and until Client and NCR execute a SOW. Client may issue orders for Services to NCR under this Agreement. Orders will explicitly reference this Agreement and the applicable SOW(s), and will be subject solely to their terms and any mutually agreed upon provisions in the order. Orders will be subject to NCR’s written acceptance which only in the case of the transition assistance SOW mentioned in Section 3 of Network Service Provider Statement of Work will not be unreasonably withheld.

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4.0	INTENTIONALLY OMITTED

5.0	DELIVERY; CHANGE MANAGEMENT PROCESS

5.1	NCR will use reasonable efforts to accomplish delivery of Services by the dates and times identified in the SOW.

5.2	Changes (including additions, deletions, or modifications) to Services, including but not limited to changed delivery dates or locations, requested by a party after the SOW is signed or the order placed will be subject to this Section.

5.3	The party requesting a change will deliver a change request to the other party’s Project Manager, (“Change Request”) describing the change, the reason for it, and the effect it may have on the project. The Project Manager receiving the request will deliver an initial response (“Change Request Evaluation Response”) within fifteen (15) business days.

5.4	Within fifteen (15) business days after delivery of the response, the Project Managers of each party will meet to discuss the requested change and will agree, in writing, to (a) approve the Change Request; (b) undertake further study regarding its desirability and project impact (and agree on the funding of the study); or (c) reject it.

5.5	Both parties must sign the approval portion of the Change Request to authorize the implementation of any change that affects the scope, schedule, or price established in the SOW.

6.0	WARRANTY

NCR warrants and represents to Client that:

6.1	The Services performed by NCR hereunder will materially conform to the requirements of the applicable Statement of Work and any changes thereto made pursuant to Section 5 herein.

6.2	In carrying out the Services, professional technical practices, skills, procedures, care and judgment will be employed, and the Services will be performed in a workmanlike manner;

6.3	INTENTIONALLY OMITTED.

6.4	If Client provides NCR with notice that Services do not conform with the above warranties within thirty (30) days after completion of work on a specific order (in the case of deliverables, within thirty (30) days after delivery), NCR will promptly reperform the nonconforming service or correct the nonconforming deliverable. If NCR is unable to do so within a reasonable time, Client will have the right to either (i) return the nonconforming deliverables, if any, to NCR and receive a refund of all payments made to NCR for the nonconforming deliverables under the SOW, or (ii) keep the nonconforming deliverables “as is.” NCR may charge for reperformance if it determines that the nonconformity was caused by (i) Client’s failure to comply with its obligations under this Agreement such as defective Client product or parts; (ii) unauthorized alteration or manipulation of the hardware or software by a party other than NCR; or (iii) by a Force Majeure event. This Section 6.4 states Client’ sole remedy, and NCR’s sole liability, for breach of warranty.

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6.5	NCR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING. NCR DOES NOT WARRANT THAT SERVICES AND/OR DELIVERABLES WILL OPERATE UNINTERRUPTED OR ERROR FREE, OR THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NONCONFORMITIES WILL BE CORRECTED. NCR HAS NO WARRANTY OBLIGATION FOR PRODUCTS, MATERIALS, OR SERVICES THAT CLIENT ACQUIRES FROM THIRD PARTIES, EVEN IF NCR ASSISTED IN EVALUATING OR SELECTING THEM. THE FAILURE OF PRODUCTS, MATERIALS, OR SERVICES CLIENT ACQUIRES FROM THIRD PARTIES OR THEIR SUPPLIERS WILL NOT AFFECT CLIENT’S OBLIGATIONS TO NCR. IF NCR DESIGNATES THAT ITS PRODUCTS, DELIVERABLES, OR SERVICES ARE PROVIDED “AS IS”, THERE IS NO WARRANTY.

6.6	Exclusive Remedies. Client’s rights and remedies set forth in this Agreement are exclusive and in lieu of all other rights and remedies, except to the extent that applicable law prohibits agreements to disclaim warranties or limit liabilities.

7.0	PRICES, INVOICE, PAYMENT, CURRENCY, TAXES

7.1	Prices. Prices will be stated in each SOW.

7.2	Invoice and Payment. In consideration for NCR’s work under this Agreement, NCR will invoice Client in accordance with the specific schedule set forth in an SOW. Invoices are payable upon receipt. The invoice payment terms are Net 45 Days (i.e., invoices are payable upon their issuance; Client will pay invoices within 45 days after their issuance). NCR reserves the right to charge late fees if it does not receive payment when due, at the rate of one and one-half percent per month, or up to the maximum allowed by law, whichever is more. If Client does not pay after NCR notifies Client of default, NCR may also suspend or terminate applicable Services and repossess or reclaim applicable deliverables without waiving NCR’s right to payment. NCR may also choose other avenues of collection, which may result in fees for which Client will be responsible.

7.3	Currency. All invoices will be made and payable in U.S. dollars unless otherwise specified in an SOW signed by both parties.

7.4	Taxes and Other Charges. Fees for Services exclude delivery and all taxes (such as sales, use, and ad valorem taxes, VAT taxes, and assessments after audit) other than NCR’s net income or franchise taxes. If Client qualifies for tax exemptions, Client must provide NCR with appropriate exemption documentation.

8.0	COMPLIANCE WITH APPLICABLE LAW.

NCR and Client will each comply with all applicable laws, statutes, ordinances, administrative or executive orders, rules and regulations as they relate to this Agreement and the Services.

9.0	CONFIDENTIALITY.

“Confidential Information” is proprietary information disclosed by one party to the other related to the disclosing party, this Agreement, Products, or an Order, including without limitation technologies, methodologies, business plans, business records, requests for proposals (“RFPs”), requests for information (“RFIs”), responses to RFPs and/or RFIs, bids, pricing and discussions regarding potential future business between the parties. Data values of Client, NCR or other persons transmitted in, stored in or processed by computers or voice or data networks, personal individually identifiable information, customer records/lists, financial/account records, employee records,

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medical/health records, business plans, pricing, software in human-readable form (e.g., source code), logical data models, Diagnostic Tools, and any other information that, by its nature or on its face, reasonably should be understood by the receiving party to be confidential will be considered Confidential Information whether or not it is marked as such. Otherwise, Confidential Information disclosed in documents or other tangible form must be marked as confidential at the time of disclosure, and Confidential Information in oral or other intangible form must be identified as confidential at the time of disclosure, and summarized in tangible form marked as confidential and delivered to the recipient within 10 days after disclosure. Confidential Information does not include information which is or becomes available without restriction to the recipient or any other person through no wrongful act.

Each party will use reasonable efforts to prevent the disclosure of the other’s Confidential Information to third parties and its employees who do not have a need to know it, but may disclose it for confidentiality-protected financial, legal, compliance and/or tax reviews, advice, disclosures and audits, or to the extent compelled by process of law, provided that the original disclosing party is given advance written notice of such unless such notice is prohibited by law. Confidentiality obligations under this Agreement with respect to data values stored in or processed by computers, personal individually identifiable information, customer records/lists, financial/account records, employee records, medical/health records, business plans, software in human-readable form (e.g., source code), logical data models, and Diagnostic Tools will continue indefinitely. Otherwise, confidentiality obligations under this Agreement will end 3 years after the date of disclosure. All materials containing Confidential Information are and remain the discloser’s property, and upon written request the recipient will promptly return them, and all copies of them, except a single archival copy.

Either party may disclose Confidential Information to its affiliates subject to the confidentiality terms of this Agreement, and to its contractors which are not direct competitors to the other party, which have a need to know the Confidential Information related to performance under this Agreement, and which agree in writing to confidentiality obligations consistent with this Agreement. Each party will be deemed an intended third party beneficiary of any such agreement and shall have the right to enforce it directly.

10.0	INSURANCE.

During the term of this Agreement and at all times that NCR performs work for Client under this Agreement, NCR shall maintain in full force and effect, at NCR’s own expense, insurance coverage to include:

10.1	Workers’ Compensation and Employer’s Liability Insurance

10.1.1	Workers’ Compensation insurance shall be provided as required by law or regulation.

10.1.2	Employer’s Liability insurance shall be provided in amounts not less than $500,000 per accident for bodily injury by accident, $500,000 policy limit by disease, and $500,000 per employee for bodily injury by disease.

10.2	General Liability Insurance

NCR shall carry or Commercial General Liability Insurance with limits of liability and coverage as indicated below:

10.2.1	Commercial General Liability (Occurrence) policy limits shall be not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage), $1,000,000 for Personal Injury Liability; $1,000,000 Aggregate for Products and Completed Operations, and $1,000,000 General Aggregate.

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10.2.2	If “claims made” policies are provided, NCR shall maintain such policies, without endangering aggregate limits at the above stated minimums, for not less than one (1) year following the date of termination of this Agreement.

10.3	Automobile Insurance

NCR shall carry bodily injury, property damage, and automobile contractual liability coverage for owned, hired and non-owned autos with a combined single limit of liability for each accident of not less than $1,000,000.

10.4	Certificate of Insurance

Certificates of Insurance evidencing the required coverage and limits shall be furnished to Client upon written request.

10.5.	INTENTIONALLY OMITTED

11.0	INDEMNIFICATION

NCR will, at its expense, defend, indemnify and hold Client harmless from any claim or suit brought against Client alleging that Services infringe a patent, copyright or trade secret and will pay all costs and damages finally awarded as a result thereof, if Client promptly notifies NCR of the claim and gives NCR reasonably requested information and cooperation and sole authority to defend and settle the claim. NCR’s indemnification does not apply, and Client will correspondingly defend, indemnify and hold NCR harmless, to the extent that the alleged infringement is caused by use of Services in connection with goods or services not furnished by NCR; compliance with Client’s designs, specifications, or instructions; or modifications by anyone other than NCR or its contractors. EACH PARTY’S OBLIGATIONS AND LIABILITY TO THE OTHER FOR THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, AND EACH PARTY’S RIGHTS AND REMEDIES AGAINST THE OTHER FOR SUCH CLAIMS, ARE SOLELY AND EXCLUSIVELY AS SET FORTH IN THIS SECTION OF THIS AGREEMENT.

12.0	PERSONNEL

12.1	Client will identify a Client Project Manager as NCR’s primary contact.

12.2	NCR will identify a Project Manager to act as Client’s primary contact.

12.3	All NCR personnel will be adequately trained, licensed and qualified to perform the tasks they are assigned. All NCR personnel will meet Client site requirements accepted by NCR in writing.

12.4	During the term of the relevant SOW and for a period of one (1) year thereafter, you and NCR agree not to knowingly solicit the hiring, either as an employee or contractor, of any current employee of the other party who is directly involved with the Services under this Agreement, except with the prior written consent of the other party.

12.5	NCR reserves the right to assign, re-assign and substitute its personnel with others having comparable qualifications at any time during the term of this Agreement.

13.0	STATUS REVIEW MEETINGS

NCR and Client will communicate on a regular basis for the purpose of reviewing the effectiveness

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of the relationship and this Agreement, suggesting changes, and implementing improvements. Meetings will take place as mutually agreed between the parties and may include telephone conference calls as well as in-person meetings. Progress meetings will be scheduled between Client and NCR at agreed upon times.

14.0	QUALITY

Service performance metrics will be detailed in the applicable SOW.

15.0	TERM AND TERMINATION

15.1	The term of this Agreement will be from the Effective Date and will continue in effect for a period of three (3) years (“Initial Term”) from such date, unless terminated earlier by either party in accordance with the provisions hereof. This Agreement will renew automatically for individual, successive one (1) year terms (“Renewal Term”) thereafter. Either party may terminate this Agreement by providing one hundred twenty (120) days written notice to the other party of its intent to terminate or not to renew, provided, however, that this Agreement will remain in effect as to any SOW or executable order until the termination date of that SOW or order.

15.2	INTENTIONALLY OMITTED

15.3	Either party may terminate this Agreement prior to expiration of any individual term of an SOW if the other party fails to materially comply with the terms of this Agreement or any SOW hereto, and fails to cure its breach within sixty (60) days after the non-breaching party has given the other party written notice of such breach. To effect such termination, the non-breaching party must provide notice of termination within sixty (60) days after the end of the sixty (60) day cure period or forfeit such right to terminate. The Transition Period (as defined in the SOW) and Client’s obligation to pay termination/downsizing charges incurred by NCR (as set forth in the SOW) shall not apply to a termination effected under this section 15.3, except that termination/downsizing charges shall apply if termination is due to Client’s breach.

15.4	On the occurrence of any of the following, this Agreement will continue unless the non-affected party elects to terminate with thirty (30) days written notice: (i) the admission by either party in writing of its inability to pay its debts generally or the making of a general assignment for the benefit of creditors; (ii) any affirmative act of insolvency by either party or the filing by or against any party of any petition or action under any bankruptcy, reorganization related to bankruptcy, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; (iii) the subjection of a material part of either party’s property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency; or (iv) the change in controlling ownership (whether by sale of substantially all of its assets or a sale of equity that changes the effective day-to-day management control of one party to a competitor of the other party).

15.5	Except as may be prohibited by applicable bankruptcy laws, in the event of any insolvency or inability to pay debts as they become due by a party hereto, or voluntary or involuntary bankruptcy proceeding by or against a party hereto, or appointment of a receiver or assignee for the benefit of creditors, the other party may terminate any unfulfilled obligations hereunder.

16.0	ASSIGNMENT

NCR may provide Services through its subsidiaries, distributors, subcontractors, or subcontracted employees, but doing so will not alter or transfer NCR’s obligations to Client hereunder. Neither party will assign or transfer any of its rights or delegate any of its responsibilities under this

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Agreement without the prior written consent of the other party, which will not be unreasonably withheld or delayed. Any purported assignment or delegation by either party contrary to this provision will be null and void.

17.0	NOTICES

Unless otherwise stated, all notices required under or regarding this Agreement will be in writing, and will be considered given upon personal delivery of the written notice to the designated Client Project Manager or NCR contact, or within two (2) days of mailing by registered or certified mail, return receipt requested, postage prepaid, and appropriately addressed thereto, or by other means providing reasonable confirmation of receipt. However, no action adverse to the other party may be taken unless the party taking action ascertains by any reasonable method that notice has been received. The primary points of contact for each party will be as follows:

If to Client:	If to NCR:

General Counsel/Notices Teradata Corporation Email: law.notices@teradata.com	Chief Information Officer NCR Corporation , - 1700 South Patterson Boulevard Dayton, Ohio 45479 U.S.A.
On or before December 31, 2007: 1700 S. Patterson Blvd, WHQ-4 Dayton, OH 45479 Fax: (937) 445-7214

After December 31, 2007: 2835 Miami Village Drive Miamisburg, OH 45342

With a copy to: General Counsel/Notices NCR Corporation, WHQ-5 1700 South Patterson Boulevard Dayton, Ohio 45479 U.S.A. Facsimile: (937) 445-7214 Email: law.notices@daytonoh.ncr.com

Either party may change its contact points with written notice to the other party as provided in this Section 17.

18.0	RELATIONSHIP OF PARTIES

The parties hereto will be deemed to be independent contractors and the employees of one party will not be deemed to be employees of the other. This Agreement will not be interpreted as a joint venture, partnership, agency relationship, or formal business organization of any kind. Client intends to engage NCR as its sole provider of Services.

19.0	LIMITATION OF LIABILITY

EXCEPT FOR CLAIMS RELATED TO BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DAMAGES IN THE AGGREGATE FOR ALL STATEMENTS OF WORK, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, IN AN AMOUNT THAT EXCEEDS $350,000.00. THE LIMITATION IN THE PREVIOUS

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SENTENCE WILL NOT APPLY TO DAMAGES FOR BODILY INJURY (INCLUDING DEATH) OR DAMAGE TO TANGIBLE PROPERTY FOR WHICH A PARTY IS LEGALLY LIABLE. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS, LOSS OF SAVINGS, OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE SERVICES, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20.0	SURVIVAL OF PROVISIONS

The Sections which by their nature will survive any expiration, termination, or cancellation of this Agreement include but are not limited the following Sections of this Agreement: 2 (Definitions); 6 (Warranty); 7 (Pricing, Invoice, Payment, Currency, Taxes); 9 (Confidentiality); 10 (Insurance); 11 (Indemnification); 17 (Notices); 18 (Relationship of the Parties); 19 (Limitation of Liability); 20 (Survival of Provisions); 21 (Dispute Resolution; Governing Law); 23 (General).

21.0	DISPUTE RESOLUTION ; GOVERNING LAW

Article VIII and Section 11.2 of the Separation and Distribution Agreement by and between Client and NCR dated as of , 2007 (the “Separation Agreement”) relating to dispute resolution and governing law is hereby incorporated herein by reference, and unless otherwise expressly specified herein, the provisions of Article VIII and Section 11.2 of the Separation Agreement shall apply as if fully set forth herein.

22.0	INTENTIONALLY OMITTED

23.0	GENERAL

23.1	All Amendments in Writing. No waiver, amendment or modification of any provisions of this Agreement will be effective unless it is in writing prepared as an amendment referencing this Agreement, and signed by duly authorized representatives of both parties. Furthermore, no provisions in either party’s purchase orders, invoices or other business forms employed by either party will supersede the terms and conditions of this Agreement.

23.2	Delay is not waiver. A party’s failure to exercise any of its rights under this Agreement shall not constitute a waiver or forfeiture of any such rights nor of any other rights hereunder. Waiver of a breach of this Agreement shall not be deemed waiver of any future breach.

23.3	INTENTIONALLY OMITTED

23.4	Force Majeure. Neither party is liable for failing to fulfill its obligations due to acts of God or government, civil commotion, military authority, war, riots, strikes, fire, governmental regulations, power failures or other causes beyond its reasonable control. The party experiencing a Force Majeure Event will give notice to the other party as soon as is practically possible after becoming aware of the occurrence of said Force Majeure Event and will inform the other party as to how long it is expected to continue (“Force Majeure Period”). If a Force Majeure Event prevents delivery of a material portion of the Services for more than sixty (60) days, the affected party may follow the procedures set out in Section 5, “Change Orders,” for changes to the Agreement. Notwithstanding the occurrence of any Force Majeure Event, Client will remain liable to pay NCR such portion of the fees as is allocated to the Services, if any, which NCR continues to perform during the Force Majeure Period.

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23.6	Headings. The titles and headings of the various sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon any of the provisions of this Agreement.

23.7	Severability. If any provisions of this Agreement are held to be invalid or unenforceable, they are to that extent to be deemed omitted and the remaining provisions of this Agreement will remain in full force and effect.

23.8	Trademarks. Neither Client nor NCR has any right, title or interest in each other’s trademark or trade name under this Agreement.

24.0	EXHIBITS

The following are annexed hereto and hereby made part of this Agreement:

Network Service Provider Statement of Work

Entire Agreement. This Agreement, including all Exhibits, SOWs or Attachments hereto and thereto, constitutes the entire agreement and understanding between the parties concerning the subject matter hereof and thereof, and supersedes all previous communications, representations, understandings and agreements, whether verbal or written, between the parties to this Agreement, including any terms preprinted on either party’s business forms utilized hereunder.

In witness of this, the parties to this Agreement, by their respective duly authorized officers or representatives, have each executed this Agreement as of the dates entered below.

TERADATA OPERATIONS, INC. (“Client”)	NCR Corporation (“NCR”)

By:	By:

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